UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                         FAMOUS DAVE'S OF AMERICA, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    307068106
    ------------------------------------------------------------------------
                                 (CUSIP Number)

                                  June 30, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [X]     Rule 13d-1(b)

          [ ]     Rule 13d-1(c)

          [ ]     Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))
                                Page 1 of 8 Pages

----------------------
CUSIP No. 307068106
----------------------


========== =====================================================================
   1       NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Van Wagoner Capital Management, Inc. - 94-3235240
========== =====================================================================
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (SEE INSTRUCTIONS)                                            (a) [ ]
                                                                         (b) [X]

========== =====================================================================
  3        SEC USE ONLY

========== =====================================================================
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
=========================== ========= ==========================================
                               5      SOLE VOTING POWER
        NUMBER OF
                                      -0-
          SHARES            ========= ==========================================
                               6      SHARED VOTING POWER
       BENEFICIALLY
                                      -0-
         OWNED BY
                            ========= ==========================================
           EACH                7      SOLE DISPOSITIVE POWER

        REPORTING                     879,600

          PERSON            ========= ==========================================
                               8      SHARED DISPOSITIVE POWER
           WITH
                                      -0-

=========== ====================================================================
  9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            879,600
=========== ====================================================================
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                                [ ]

            Not Applicable

=========== ====================================================================
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            10.0% 1
=========== ====================================================================
12          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IA
=========== ====================================================================


----------
1 Based upon an aggregate of 8,837,590 shares outstanding as of May 10, 1999.

                               Page 2 of 8 Pages

----------------------
CUSIP No. 307068106
----------------------


========== =====================================================================
   1       NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Van Wagoner Funds, Inc. - 39-1836333, 39-1836332, 94-3256424
========== =====================================================================
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (SEE INSTRUCTIONS)                                            (a) [ ]
                                                                         (b) [X]

========== =====================================================================
  3        SEC USE ONLY

========== =====================================================================
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           Maryland
=========================== ========= ==========================================
                               5      SOLE VOTING POWER
        NUMBER OF
                                      812,650
          SHARES            ========= ==========================================
                               6      SHARED VOTING POWER
       BENEFICIALLY
                                      -0-
         OWNED BY
                            ========= ==========================================
           EACH                7      SOLE DISPOSITIVE POWER

        REPORTING                     -0-

          PERSON            ========= ==========================================
                               8      SHARED DISPOSITIVE POWER
           WITH
                                      -0-

=========== ====================================================================
  9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            812,650
=========== ====================================================================
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                                [ ]

            Not Applicable

=========== ====================================================================
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            9.2% 2
=========== ====================================================================
12          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IV
=========== ====================================================================


--------
2 Based upon an aggregate of 8,837,590 shares outstanding as of May 10, 1999.

----------------------
CUSIP No. 307068106
----------------------



           Item 1(a).       Name of Issuer:

                            Famous Dave's of America, Inc.

           Item 1(b).       Address of Issuer's Principal Executive Offices:

                            12700 Industrial Park Boulevard
                            Plymouth, Minnesota  55441

           Item 2(a).       Name of Person Filing:

                            The persons filing this Schedule 13G are (i) Van Wagoner Capital Management, Inc., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and (ii) Van Wagoner Funds, Inc., an investment company registered under the Investment Company Act of 1940. Van Wagoner
                            Funds, Inc. has three portfolios, each with a separate I.R.S. identification number, Van Wagoner Emerging Growth Fund, Van Wagoner Micro-Cap Fund and Van Wagoner Post-Venture Fund. Van Wagoner Capital Management, Inc. is the investment adviser to Van Wagoner Funds, Inc. Attached as Exhibit 1 hereto, which is incorporated by reference herein, is an agreement between Van Wagoner Capital Management, Inc. and Van Wagoner Funds, Inc. that this Schedule 13G is filed on behalf of each of them.

           Item 2(b).       Address of  Principal  Business  Office or, if none,
                            Residence:

                            345 California Street, Suite 2450
                            San Francisco, CA  94104

                            (for both Van Wagoner Capital Management, Inc. and Van Wagoner Funds, Inc.)

           Item 2(c).       Citizenship:

                            Van Wagoner Capital Management, Inc. is a Delaware corporation.

                            Van Wagoner Funds, Inc. is a Maryland corporation.

           Item 2(d).       Title of Class of Securities:

                            Common Stock

           Item 2(e).       CUSIP Number:

                            307068106


                                Page 4 of 8 Pages

----------------------
CUSIP No. 307068106
----------------------



           Item 3.   If  this   statement  is  filed  pursuant  to  Rules
                     13d-1(b), or 13d-2(b) or (c), check whether the person filing is a

                     [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

                     [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

                     [ ]    Insurance   company  as  defined  in  section
                            3(a)(19) of the Act (15 U.S.C. 78c).

                     |X| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

                     |X| An investment adviser in accordance with ss. 240.13d-1(b)(1)(ii)(E).

                     [ ] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F).

                     [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G).

                     [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                     [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                     [ ]    Group, in accordance with ss.240.13d-1(b)(1)
                           (ii)(J).

           Item 4.   Ownership

                     Van Wagoner Capital Management, Inc.

                     (a)    Amount Beneficially Owned: 879,600*

                     (b)    Percent of Class: 10.0%

                     (c)    Number of shares as to which such person has:

                            (i)    sole power to vote or to direct the vote: -0-

                            (ii)   shared  power to vote or to direct  the vote:
                                   -0-

                            (iii) sole power to dispose or to direct the disposition of: 879,600

                            (iv) shared power to dispose or to direct the disposition of: -0-



------------------

       * Van Wagoner Capital Management, Inc. and Van Wagoner Funds, Inc. share beneficial ownership over the same 812,650 shares.

                               Page 5 of 8 Pages

----------------------
CUSIP No. 307068106
----------------------

                     Van Wagoner Funds, Inc.

                     (a)    Amount Beneficially Owned: 812,650*

                     (b)    Percent of Class: 9.2%

                     (c)    Number of shares as to which such person has:

                            (i)    sole  power to vote or to  direct  the  vote:
                                   812,650

                            (ii)   shared  power to vote or to direct  the vote:
                                   -0-

                            (iii) sole power to dispose or to direct the disposition of: -0-

                            (iv) shared power to dispose or to direct the disposition of: -0-

           Item 5.   Ownership of Five Percent or Less of a Class.

                     N/A

           Item 6. Ownership of More than Five Percent on Behalf of Another Person.

                     N/A

           Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                     N/A

           Item 8.   Identification and Classification of Members of the Group.

                     N/A

           Item 9.   Notice of Dissolution of Group.

                     N/A


------------------

       * Van Wagoner Capital Management, Inc. and Van Wagoner Funds, Inc. share beneficial ownership over the same 812,650 shares.


                               Page 6 of 8 Pages

----------------------
CUSIP No. 307068106
----------------------


         Item 10.    Certification.

                     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                     Exhibits.

                     1.     Agreement to file Schedule 13G jointly.


                                    SIGNATURE
                     After   reasonable   inquiry   and   to   the  best   of my
                     knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


July 8, 1999
Date

VAN WAGONER CAPITAL MANAGEMENT, INC.


By: /s/ Garrett R. Van Wagoner
    Garrett R. Van Wagoner, President


VAN WAGONER FUNDS, INC.


By: /s/ Garrett R. Van Wagoner
    Garrett R. Van Wagoner, President


                               Page 7 of 8 Pages